Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF NAUTICUS

The following discussion and analysis provide information that Nauticus’ management believes is relevant to an assessment and understanding of Nauticus’ results of operations and financial condition. The discussion should be read together with “Selected Summary Historical Financial Information of Nauticus,” the historical audited annual financial statements as of and for the years ended December 31, 2021 and 2020, the unaudited interim condensed financial statements as of June 30, 2022 and 2021 and for the six months ended June 30, 2022 and 2021, and the related respective notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with Nauticus’ unaudited pro forma financial information for the year ended December 31, 2021 and the six months ended June 30, 2022. See “Summary Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.” This discussion may contain forward-looking statements based upon Nauticus’ current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Nauticus” refer to the business of Nauticus Robotics, Inc., a Texas corporation, prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

Nauticus Robotics provides 21st century ocean robotic solutions to combat the global impacts on the world’s marine environment. The interconnected, purpose-built product ecosystem of both surface and subsea robots is powered by Nauticus’ autonomous software platform that affords our robots real machine intelligence, not just automation. This approach will transform the industry to an economically efficient and environmentally sustainable model.

Nauticus Robotics, Inc. (Nauticus) was initially incorporated as Houston Mechatronics, Inc. (HMI) on March 27, 2014 in the State of Texas. Nauticus” principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of subsea robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection, this offering permits significant operational flexibility and cost savings over the methods currently deployed in the marketplace. The full range of Nauticus subsea robot technologies combine to provide unique capabilities heretofore not seen in the commercial subsea market and delivered to the market at substantially reduced cost and environmental footprint.

Nauticus’ subsea robotic ecosystem is headlined by the Company’s flagship product, Aquanaut, a vehicle that begins its mission in a hydrodynamically efficient configuration which enables efficient transit to the worksite (i.e., operating as an autonomous underwater vehicle, or AUV). During transit (operating in survey mode), Aquanaut’s sensor suite provides capability to observe and inspect subsea assets or other subsea features. Once it arrives at the worksite, Aquanaut transforms its hull configuration to expose two work-class capable, electric manipulators that can perform dexterous tasks with (supervised), or without (autonomous), direct human involvement. In this intervention mode, the vehicle has capabilities similar to a conventional Remotely Operated Vehicles (ROV). The ability to operate in both AUV and ROV modes is a quality unique to Nauticus’ subsea robot and is protected under a US Patent. To take advantage of these special configuration qualities, Nauticus has developed underwater acoustic communication technology, called Wavelink, Nauticus’ over-the-horizon remote connectivity solution, which removes the need for long umbilicals to connect the robot with topside vessels. Eliminating these umbilicals and communicating with the robot through acoustic or other latent, laser, or RF methods reduces much of the system infrastructure that is currently required for ROV servicing operations and is at the heart of Nauticus’ value proposition.

The Argonaut, a derivative product of the Aquanaut, is aligned at non-industrial, government applications. This vehicle embodies many of the Aquanaut’s core technologies but varies in form and function necessary to perform specialized missions.

The component technologies that comprise the Aquanaut are also marketable to the existing worldwide ROV fleet. Aquanaut’s perception and control software technologies, combined with its sensor platform and electric manipulators, can be retrofitted on existing ROV platforms to improve their ability to perform subsea maintenance activities.

Nauticus’ robotic systems will be delivered to commercial and government customers primarily through a Robotics as a Service (“RaaS”) subscription business model, but also as direct product sales, where required — such as to the defense industries.

Our mission is to disrupt the current subsea service paradigm through the introduction and integration of advanced robotic technologies. These key technologies are autonomous platforms, acoustic communications networks, electric manipulators, AI-based perception and control software, and high-definition workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs over conventional methods.

Business Combination and Public Company Costs

On December 16, 2021, Nauticus entered into a Merger Agreement with CleanTech and Merger Sub pursuant to which, among other things, Merger Sub will merge with and into Nauticus, with Nauticus surviving the merger and becoming a wholly owned direct subsidiary of CleanTech. Thereafter, Merger Sub will cease to exist and CleanTech will be renamed Nauticus Robotics, Inc. Nauticus will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Nauticus’ financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, CleanTech will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Nauticus’ balance sheet at December 31, 2021) of between approximately $50.2 million, assuming maximum stockholder conversions permitted under the Business Combination Agreement, and $224.5 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated to be approximately $21.7 million, of which Nauticus expects approximately $1.4 million to be expensed as part of the Business Combination and recorded in accumulated deficit, and the remaining approximately $20.2 million was determined to be equity issuance costs and offset to additional-paid-in-capital. See “Summary Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

Upon closing of the Business Combination, it is expected that the Post-Combination Company will continue to be listed on the NASDAQ and trade under the ticker symbol “KITT.” As a majority of Nauticus’ current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Nauticus expects the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Impacts from the Covid-19 Pandemic

The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2020. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19.

The impact of the COVID-19 pandemic on Nauticus Robotics can be traced to the beginning of February/March 2020. At the time, Nauticus and a private equity firm were finalizing a Series-C funding round when the initial lockdowns were put in place. As a result of the drop in the value of stocks due to the uncertainty of the pandemic, the Series-C offer was put on indefinite hold and eventually rescinded completely. This funding interruption caused Nauticus’ management to adjust its financial plan in order to sustain the business. The new financial plan delayed hardware purchases, froze hiring, and forced the company to focus on immediate contractual milestones. As the pandemic lingered on, the markets stabilized and Nauticus was able to find bridge investments to sustain its business.

Throughout the pandemic, Nauticus, like other manufacturing companies, has experienced significant delays in receiving parts and other materials, thus impacting the vehicle building schedules. During this time, long lead items were especially problematic, with parts normally delivered in weeks now being delivered in months. The unevenness of the deliveries further complicated vehicle assembly and integration activity.

Nauticus created and maintains an active COVID mitigation policy that is consistent with CDC guidelines to reduce infections in the workplace. The vaccination rate among employees is over 90% which has played a key role in reduced workplace infections and reduced absenteeism.

Nauticus will continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Key Factors Affecting Nauticus’ Operating Results

Nauticus believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Pricing, Product Cost and Margins. Our pricing and margins will depend on market response to Nauticus’ innovative approach to subsea Inspection, Maintenance, and Repair (“IMR”) operations. This new and disruptive approach utilizes a substantially reduced infrastructure that is afforded by the implementation of AI technologies and acoustic, non-cabled communications system between the surface vessel and the subsea robotic vehicle. Nauticus will leverage its significantly reduced cost posture to provide reduced services pricing to the market while retaining current market margins. The technologies employed by Nauticus enable pricing flexibility across our various markets that improve competitive stature and enhance market acceptance.

Nauticus believes it has the opportunity to establish high margin unit economics while scaling the business to a global enterprise. Nauticus’ future performance will depend on our ability to deliver on the cost savings brought by advanced automation applied to subsea robotics. The reductions in manned labor cost in maritime operations combined with substantially reduced carbon footprint from smaller surface vessels yields lower operational costs that will enable widespread industry adoption. The Nauticus business model is well-positioned for scalability due to the ability to leverage the same product platform across multiple markets where enhancements developed for one market can be applied across the service fleet to other markets.

Nauticus expects to achieve and maintain high margins on its IMR services and vehicle sales offerings, however, macroeconomics conditions within the target industries as well as the emergence of competition with similar technical approaches may place downward pressure on pricing, margins, and market share. Reduced pricing and lower margins are typically associated with commodity products and services, Nauticus believes its unique technology complement provides a compelling value proposition for favorable margins and unit economics in the target markets. Should Nauticus fail to deliver market-ready autonomous and semi-autonomous capability in its subsea and surface vehicles in the planned market opportunity window, Nauticus may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Nauticus’ Stockholders.

Commercialization of autonomous/semi-autonomous subsea robotic service vehicles. We believe that the market for subsea services can be disrupted through new technical approaches that offer cost savings to the customer and reducing the impact on the environment. However, the pace of market adoption of these technologies may not be linear and may fluctuate on a quarterly basis, at least over the near term. As market acceptance matures, these fluctuations will reduce and the recurring nature of Nauticus’ business model will stabilize revenue growth.

Nauticus expects to commercially launch its RaaS business model to the public at large by the end of 2022. To date, our product sales have been for HaloGuard, a red zone monitoring solution we developed. As of the date of this prospectus, Nauticus Robotics intends to quickly phase out the HaloGuard product, which process is underway. This shift in our revenue sources causes our reported financial information not to be indicative of future operating results or financial condition. A delay in the delivery and readiness of our core products or reduced commercial interest in the RaaS subscription model could delay or limit the generation of revenue.

Sales Volume. Each of the products that Nauticus will sell to its customers in the target markets has a projected sales volume, pricing, and cost which factors in our view of the market acceptance and the delivery capacity of Nauticus. These projections depend on several factors, including market adoption of new technology-based approaches, Nauticus product capabilities, and the ability of Nauticus to meet market demand. In addition to end market demand, sales volumes will also depend on macroeconomic factors affecting our target industries. In certain cases, we may provide discounts or strategic customer pricing on sales of our products which in turn could adversely impact our gross margins. Nauticus’ ability to achieve profitability is dependent upon market acceptance, penetration, and increasing market share. Delays in market acceptance of the new Nauticus service paradigm could result in Nauticus being unable to achieve its revenue targets and profitability over the course of these projections.

Our operating results are impacted by our ability to manage costs and expenses while achieving a balance between making appropriate investments to grow revenue while driving increased profitability. Cost and expense management will have a direct impact on our financial performance. We look to drive revenue growth through investments in marketing, technology, collaboration agreements with key partners, product and service offerings and ultimately market share. These efforts will need to be weighed against creating a more cost-efficient business to reduce operating expenses as a percentage of revenue.

Impact of COVID-19 Pandemic on Business — The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2020. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Impact of supply chain disruptions on business operations. Nauticus continues to work with our suppliers (i) to mitigate the effects of recent procurement shortages, (ii) to negate the impacts on costs, and (iii) to schedule for key product developments. Mitigation steps undertaken by Nauticus include design modifications that utilize parts and materials that are more readily available and expansion of Nauticus’ supply chain to form a wider procurement network to source products in short supply. To date, these mitigation steps have been successful at reducing the impact of supply chain disruptions while also maintaining Nauticus’ commitment to product quality and performance reliability. To date no new material risks have emerged as a result of these mitigation steps. Nauticus anticipates these supply chain challenges will continue to exist over the near term and plans to continually employ mitigation strategies to reduce the impact on future product deliveries.

Impact of Raw Material Shortages on Nauticus Fleet. On April 26, 2022, Nauticus announced the initial production run of the Nauticus Fleet, a robotic navy of 20 Hydronaut — Aquanaut pairs. The first sets of robots were to be delivered in Q3 2022, with the remainder being fulfilled by the end of 2024. Nauticus has encountered some supply chain disruptions stemming from the limited availability of certain raw materials, which has caused the initial delivery of one Aquanaut to the Nauticus Fleet to be delayed to Q4 2022, two Aquanauts delayed to Q1 2023, and two Hydronauts to be delayed to Q2 2023. Nauticus will provide updates to investors as further information becomes available.

Inflation. Nauticus continually monitors various global economic factors, including inflation, that affect its business and associated operational risks. In this period of high inflation, Nauticus has seen increases in labor and material costs caused by inflation that could potentially reduce margins. Notwithstanding these increases, the Nauticus pricing model reserves a large upside potential due to the significant reduction in service delivery costs over the status quo. Nauticus anticipates that the services it offers will be priced at a level that is accepted by the market and offsets the increases seen in the labor and material markets.

Components of Results of Operations

Revenue

The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee and firm fixed fee) or product sales.

Costs and Expenses

Cost of revenue

Cost of revenue principally includes direct material, direct labor and allocation of overhead associated with product development operations. Cost of revenue also includes the direct cost and appropriate allocation of overhead involved in execution of non-recurring engineering and technology services. Nauticus’ cost of revenue is expected to increase as its revenue continues to grow as customers reach commercialization.

Depreciation

Depreciation costs are related to the depreciation of the Company’s property and equipment which consists of leasehold improvements, equipment, and technology.

Research and development

Nauticus’ research and development efforts are focused on enhancing and developing additional functionality for its existing products and on new product development. Research and development expenses consist primarily of:

●	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in Nauticus’ research and engineering functions; and

●	Expenses related to materials, software licenses, supplies and third-party services.

Nauticus expenses research and development costs as incurred. Nauticus expects its research and development costs to increase for the near future as it continues to invest in research and development activities to achieve its product roadmap.

General and administrative expenses

General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of Nauticus’ executive, finance, and information systems functions, as well as legal and accounting fees for professional and contract services. Nauticus expects its general and administrative expenses to increase for the near future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

General and administrative expenses also include selling and marketing expenses which consists of personnel and personnel-related expenses, including stock-based compensation of Nauticus business development team as well as advertising and marketing expenses. These include the cost of trade shows, promotional materials, and public relations. Nauticus expects to increase its sales and marketing activities, expand customer relationships, and increase market share. Nauticus also expects that its sales and marketing expenses will increase over time as it continues to hire additional personnel to scale its business.

Other income and expense

Other income and expense consist primarily of gain/(loss) on disposition of assets, miscellaneous non-operating income, miscellaneous receipts and reimbursements, and the forgiveness of loans pursuant to the SBA Paycheck Protection Program.

Interest expense (income), net

Interest expense (income), net consists primarily of income earned on Nauticus’ cash equivalents, investments in marketable securities, and interest incurred on the Company’s indebtedness. These amounts will vary based on Nauticus’ cash, cash equivalents and short-term investment balances as well as any changes in market rates.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2022 and June 30, 2021

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth summarized condensed financial information for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Change	Change	Six Months Ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
Revenue
Service	$2,796,159	$793,213	$2,002,946	253%	$5,032,124	$954,691	$4,077,433	427%
Service – related party	193,400	176,113	17,287	10%	193,400	317,378	(123,978)	(39)%
Total revenue	2,989,559	969,326	2,020,233	208%	5,225,524	1,272,069	3,953,455	311%

Costs and Expenses
Cost of revenue (exclusive of items shown seperately below)	2,540,062	1,463,369	1,076,693	74%	4,439,223	2,162,257	2,276,966	105%
Depreciation & amortization	117,086	86,785	30,301	35%	228,405	174,501	53,904	31%
Research and development	583,870	466,824	117,046	25%	1,851,282	1,669,542	181,740	11%
General and administrative	2,271,138	637,169	1,633,969	256%	3,917,179	1,296,875	2,620,304	202%
Total costs and expenses	5,512,156	2,654,147	2,858,009	108%	10,436,089	5,303,175	5,132,914	97%

Operating loss	(2,522,597)	(1,684,821)	(837,776)	50%	(5,210,565)	(4,031,106)	(1,179,459)	29%

Other income	(19,301)	(686,735)	667,434	(97)%	(5,241)	(1,574,888)	1,569,647	(100)%
Interest expense, net	853,660	76,825	776,835	1011%	1,655,634	138,375	1,517,259	1096%
Net loss	$(3,356,956)	$(1,074,911)	$(2,282,045)	212%	$(6,860,958)	$(2,594,593)	$(4,266,365)	164%

Revenue

For the three months ended June 30, 2022, net revenue increased by $2.0 million, or 208%, to $3.0 million for 2022, as compared to $1.0 million for 2021. The increase in revenue is primarily attributable to the addition of revenue from three service contracts, including the continued lease of an Aquanaut vehicle, during 2022.

For the six months ended June 30, 2022, net revenue increased by $3.9 million, or 311%, to $5.2 million for 2022, as compared to $1.3 million for 2021. The increase in revenue is primarily attributable to the addition of revenue from three service contracts, including the continued lease of an Aquanaut vehicle, during 2022 offset with a $0.1 million decrease to a related party, Transocean Inc., due to product and engineering services.

Costs and expenses

Cost of revenue

For the three months ended June 30, 2022, cost of revenue increased by $1.1 million, or 74%, to $2.5 million for 2022, as compared to $1.5 million for 2021. The increase in cost of revenue is attributable to the addition of executing three service contracts from prior year discussed above.

For the six months ended June 30, 2022, cost of revenue increased by $2.3 million, or 105%, to $4.4 million for 2022, as compared to $2.2 million for 2021. The increase in cost of revenue is attributable to the addition of executing three service contracts from prior year discussed above.

Depreciation

For the three months ended June 30, 2022, depreciation increased by $30 thousand, or 35%, to $117 thousand for 2022, as compared to $87 thousand for 2021 primarily due to facility upgrades during first quarter 2022.

For the six months ended June 30, 2022, depreciation increased by $53 thousand, or 31%, to $228 thousand for 2022, as compared to $175 thousand for 2021 primarily due to facility upgrades during first quarter 2022.

Research and development

For the three months ended June 30, 2022, total research and development expenses increased by $0.1 million, or 25%, to $.6 million for 2022, as compared to $.5 million for 2021. The increase was due primarily to product research and development activity.

For the six months ended June 30, 2022, total research and development expenses increased by $.2 million, or 11%, to $1.9 million for 2022, as compared to $1.7 million for 2021. The increase was due primarily to product research and development activity.

General and administrative

For the three months ended June 30, 2022, total general and administrative expenses increased by $1.7 million, or 256%, to $2.3 million for 2022, as compared to $0.6 million for 2021. General and administrative expenses increased primarily due to an increase in company headcount, sales and marketing expense, professional fees and other costs incurred in preparation for the business combination transaction with CleanTech.

For the six months ended June 30, 2022, total general and administrative expenses increased by $2.6 million, or 202%, to $3.9 million for 2022, as compared to $1.3 million for 2021. General and administrative expenses increased primarily due to an increase in company headcount, sales and marketing expense, professional fees and other costs incurred in preparation for the business combination transaction with CleanTech.

Other income expense, net

For the three months ended June 30, 2022, other income decreased by $667 thousand to other net of $20 thousand for 2022 as compared to $687 thousand of income net in 2021. The decrease was due primarily to the recognition of the Paycheck Protection Program or (PPP) loan during the second quarter of 2021.

For the six months ended June 30, 2022, other income decreased by $1,570 thousand to other income net of $5 thousand for 2022 as compared to $1,575 thousand of income in 2021. The decrease was due primarily to the recognition of the Paycheck Protection Program or (PPP) loan during the first and second quarter of 2021.

Interest expense, net

For the three months ended June 30, 2022, interest expense, net increased by $777 thousand to $854 thousand for 2022 as compared to $77 thousand in 2021. Interest expense, net increased due to an increase in indebtedness entered into by the Company during the third and fourth quarter of 2021.

For the six months ended June 30, 2022, interest expense, net increased by $1,517 thousand to $1,656 thousand for 2022 as compared to $139 thousand in 2021. Interest expense, net increased due to an increase in indebtedness entered into by the Company during the third and fourth quarter of 2021.

Comparison of the Years Ended December 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth Nauticus’ results of operations data for the periods presented:

	Year ended December 31,		Change
	2021	2020	$
Revenue
Service	$7,854,068	$3,184,629	$4,669,439
Product	242,637	—	242,637
Service – related party	332,767	619,883	(287,116)
Product – related party	162,068	189,928	(27,860)
Total revenue	8,591,540	3,994,440	4,597,100

Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	6,850,248	4,059,991	2,790,257
Depreciation	365,097	400,432	(35,335)
Research and development	3,533,713	4,951,619	(1,417,906)
General and administrative	4,362,400	3,319,455	1,042,945
Total costs and expenses	15,111,458	12,731,497	2,379,961

Operating loss	(6,519,918)	(8,737,057)	2,217,139
Other income	(1,601,568)	(1,609,962)	(8,394)
Loss on extinguishment of debt	9,484,113	—	(9,484,113)
Interest expense, net	725,166	66,943	658,223
Net loss	$(15,127,629)	$(7,194,038)	$(7,933,591)

Revenue

Revenue increased by $4.6 million, or 115%, to $8.6 million for 2021, from $4.0 million for 2020. The increase in revenue is attributed to the addition of revenue from three service contracts, including the lease of an Aquanaut vehicle, during 2021. Revenue decreased by $1.8 million, or 31%, to $4.0 million for 2020, from $5.8 million for 2019. The decrease in revenue is attributed to the completion of various projects during 2019 which accounts for $2.7 million of the decrease and a reduction in sales from 2019 to 2020 of $1.2 million to a related party, Transocean Inc., due to lower demand of HaloGuard product and related services. These decreases are offset by an increase in revenue from 2019 to 2020 related to a new sales agreement executed at the end of 2019 resulting in $2.0 million of revenue in 2020.

Cost of Revenue

In fiscal year 2020, the Cost of Revenue exceeded Revenue, a trend which was subsequently reversed in fiscal year 2021 (as shown in the chart above). The causes related to the Cost of Revenue exceeding the total Revenue for fiscal year 2020 is directly related to the reduction in revenue associated with the COVID-19 pandemic and the retention of overhead staffing levels during this fiscal period. Nauticus Robotics was the recipient of the Paycheck Protection Program loan and used these funds to maintain staffing levels. The downturn in the commercial energy markets combined with the completion of and subsequent delays in the continuation of a defense related program resulted in a reduction in Revenue. The Cost of Revenue reflects the higher costs incurred by Nauticus Robotics by maintaining staffing levels in comparison to the reduced income experienced during fiscal year 2020.

In fiscal year 2021, follow-on defense contracts were awarded and the energy markets recovered leading to an increase in Revenue. Overhead staffing levels were maintained at 2020 levels but provided a better match to the improved revenue. These market trends are the reason why 2020 Cost of Revenue exceeds total Revenue and why it recovered as the pandemic effects were mitigated.

Products and Services

Historically, Nauticus has generated revenue through engineering service contracts while concomitantly investing internal resources toward the product development of its subsea robotics portfolio. These previously developed products are now, in 2022, emerging into a revenue generating status. The revenue chronology for Nauticus’ contract history is shown in the table below.

The Jacobi Motors service contract began in 2018 to assist in the development of an electric motor targeted for the electric motor market. This contract was completed in 2020. The beginning of the U.S. Department of Defense programs that Nauticus is currently participating in, each supporting the advancement in autonomy in subsea vehicles, was started in 2018 and continued to 2019. This effort gave rise to the larger program in 2019, with contractual milestones completed in 2020 and continuing to this day. The Office of Naval Research funded an effort with Aquanaut for more dexterous subsea manipulation activities and hardware in 2019 and 2020. Transocean, the lead investor for the Series B investment round, co-funded some product development activities for automated drill pipe handling (Spiral) and for a zone monitoring safety system (THEIA/HaloGuard). Although the Sprial project was completed in 2019, the HaloGuard system has been deployed to four (4) offshore drilling ships to enhance drill floor safety.

Current contracts support Nauticus’ core subsea vehicle products — Aquanaut and Argonaut. Nauticus has work ongoing with a Large Confidential Government Contractor for the manufacturing and commissioning of Argonaut, an Aquanaut-variant aimed specifically for U.S. defense and intelligence missions. The project was awarded to the joint team of a Large Confidential Government Contractor and Nauticus team in 2021 with the initial phase milestone running through December 2022. As part of the effort, the Aquanaut is leased to the program to support data collection and autonomous subsea manipulation operations; therefore generating revenue. In 2022, Nauticus’ Hydronaut surface vessel also generates revenue in support of the Aquanaut. Other Nauticus products currently generating revenue in 2022 also include the Olympic Arm (electric subsea manipulators), with the delivery of the first article to IKM Subsea expected in the third quarter of 2022, and ToolKITT, which is licensed as software to IKM Subsea and used in with the Defense Innovation Unit.

Nauticus’ project backlog includes continued work on a project under a subcontract to our partner, a Large Confidential Government Contractor, through 2022. Phase 2 of this project begins in January 2023 and will run for approximately 18 months. This next phase of the project includes an option to purchase an Argonaut vehicle. The Defense Innovation Unit contract will continue through 2022 and into 2023. Other items in the sales pipeline include Olympic Arm sales, commercial subsea service opportunities in the North Sea in late 2022 or early 2023, and a contract opportunity for maritime environmental surveillance using an Aquanaut with the Singaporean government.

Among the other items in the pipeline, Nauticus has also tendered a bid, in partnership with Schlumberger in Brazil, for work with Petrobras. Possible award for that multiyear/multimillion dollar contract is imminent. Nauticus is also under contract with Shell and progressing toward a service contract pilot in the Gulf of Mexico for fall 2022. Additionally, in April 2022, Nauticus signed a Memorandum of Understanding with Wood, Plc, an engineering and consulting firm in the United Kingdom for the purpose of jointly pursuing subsea inspection services for oil & gas and wind markets. Pursuant to the Memorandum of Understanding agreement, each party will utilize its expertise and capabilities to deliver subsea inspection services to specific targeted markets.

Lastly, Nauticus recently announced its intention to launch a “robotic navy” comprised of Hydronaut and Aquanaut pairs, which publicized Nauticus’ strategic plans to grow its commercial services fleet to markets in the North Sea, offshore Brazil, and the Asian-Pacific region. This initiative is part of an overall financial plan, which includes the production of these units in order to perform subsea services in strategically important regions around world. Nauticus is currently working with legal and financial firms in the United Kingdom to assist in the development of a regional operations center in Aberdeen, Scotland, United Kingdom as well as in Norway. In 2023, Nauticus plans to expand operations in Brazil as part of an opportunity presented through Petrobras. In 2024, the opening of an operations center in Singapore is planned to provide a logistics and operations hub for the Asia-Pacific market. The Houston office plans to support Gulf of Mexico operations as they develop over the near term.

HaloGuard

The HaloGuard product is a red-zone safety monitoring system that utilizes methods derived from robotic perception to locate and identify individuals that have crossed into a designated safety zone. If the individual that has entered a designated safety zone is not authorized for that entry, an alarm will alert the operator. The system is capable of not only warning the operator through audible alarms and computer displays but is also capable of shutting down equipment moving in the safety zone. The HaloGuard is comprised of a network of perception sensors (cameras and time of flight sensors that measure distance to objects), an electronics rack for housing the computer system, and the HaloGuard software that includes the user displays and integrates the elements together to form the functioning safety system. The purpose of this system is to improve the safety of human workers in and around hazardous equipment.

In terms of process and performance obligation, after the HaloGuard components are assembled, the equipment is set up in a test area at Nauticus Robotics. The customer inspects the components, and a functional checkout of the system is performed. The customer then accepts the product and takes ownership of the HaloGuard system. It is at this point that the “title and risk of loss” passes onto our customers. Nauticus Robotics stores the equipment until arrangements for installation of the HaloGuard on the drilling rig have been put in place. Nauticus Robotics dispatches trained personnel to go to the drilling rig and install the HaloGuard. Installation services are billed to the customer when performed and accepted by the customer.

At Nauticus, the HaloGuard product was initially developed under funding from Transocean and shown in the table below as “THEIA” in 2019. After this initial funding, Nauticus Robotics assumed the cost of further development. After completion of the first system, Transocean ordered 7 separate installations on their drilling rigs and this revenue is shown in the table below as “Transocean — HaloGuard”. In 2020, the HaloGuard was installed on the first Transocean drilling rig for testing and final acceptance. Subsequently, the HaloGuard was installed on 3 additional drilling rigs. The installation schedule was delayed due to the downturn in the energy market during the first year of the pandemic. As these systems have been installed, various purchase orders were negotiated with Transocean to improve the HaloGuard system, effect repairs, perform maintenance, etc. These revenues are shown in the table below as “Transocean NRE and Other”. Work under these contracts funded ongoing product support and maintenance at Nauticus Robotics. Recently, Nauticus Robotics delivered a computer rack, alarm tower, and provided five (5) perception sensors for Salunda for installation (by Salunda) at a customer site. That revenue is shown in the table below as “HaloGuard — Salunda”.

Contract terms for sales of this product to Transocean has been structured as a purchase of the various hardware and software elements of the system. Costs for installation and support are billed to Transocean separately.

As of the date of this prospectus, Nauticus Robotics intends to quickly phase out this product, which process is underway. As HaloGuard is a small market adjacency that was primarily executed as directed by Transocean, we are in the process of discontinuing our support relationship with this product and any further development. Nauticus has ceased all new operations with the product HaloGuard as of the beginning of the fiscal year 2022, and Nauticus will not have any legacy obligation to support this product after it is phased out.

Nauticus Revenue Generation by Service and Product Contract

Product/Contract	2021	2020	2019	Reason for Change
Jacobi Motors	—	69,029	1,276,758	Completed in 2020
DARPA	—	—	204,561	Completed in 2019
Exxon	—	—	140,000	Completed in 2019
Large Confidential Government Contractor	—	2,440,600	418,805	Completed in 2020 – Transition to project in 2021
Office of Naval Research	—	675,000	847,693	Completed in 2020
Transocean – HaloGuard	162,068	619,883	1,647,910	Fewer Orders Placed
Spiral	—	—	733,726	Completed in 2019
Transocean NRE and Other	332,767	189,928	122,963	Performed On As Needed Basis
Other	—	—	10,000	Performed On As Needed Basis
THEIA	—	—	420,377	Completed in 2019
Defense Innovation Unit	182,811	—	—	New Client in 2021
HaloGuard – Salunda	242,637	—	—	New Client in 2021
Large Confidential Government Contractor	2,614,221	—	—	Started in 2021
Large Confidential Government Contractor – Aquanaut Charter	756,666	—	—	Part of government contract
Large Confidential Government Contractor – Argonaut	4,300,370	—	—	Began Work in 2021
Total	8,591,540	3,994,440	5,822,793

Costs and expenses

Cost of revenue

Cost of revenue increased by $2.8 million, or 69%, to $6.9 million for 2021, from $4.1 million for 2020. The increase in cost of revenue is attributed to the addition of three service contracts for 2021.

Depreciation

Depreciation decreased by $35 thousand, or 9%, to $365 thousand for 2021, from $400 thousand for 2020 due to the aging of selected categories of fixed assets during 2021.

Research and development

Total research and development expenses decreased by $1.4 million, or 29%, to $3.5 million for 2021, from $5.0 million for 2020. The decline was due primarily to a reduction in overall research and development activity.

General and administrative

Total general and administrative expenses increased by $1.0 million, or 31%, to $4.4 million for 2021, from $3.3 million for 2020. General and administrative expenses increased primarily due to an increase in Company activity and professional and other costs related to the filing of Form S-4.

Other income

Other income decreased by $8 thousand to $1.6 million for 2021 from $1.6 million in 2020. The decrease was due primarily to the reduction in other miscellaneous receipts and refunds.

Loss on Extinguishment of Debt

The Company recognized a loss on extinguishment of debt of $9.5 million for 2021 due to an amendment of outstanding contingently convertible notes to allow the notes to be converted into Nauticus common stock as of the closing date of the Business Combination between CleanTech and Nauticus. The amendment was treated as an accounting extinguishment of debt. A loss was recognized for the difference between the carrying amounts of the notes and their fair values as of the date the notes were modified.

Interest expense, net

Interest expense, net increased by $0.6 million to $0.7 million for 2021 from $0.1 million in 2020. Interest expense, net increased due to an increase in indebtedness during 2021.

Liquidity and Capital Resources

Sources of Liquidity

Nauticus’ capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. As of June 30, 2022, Nauticus had cash and cash equivalents totaling $8.0 million. The cash equivalents consist of money market funds. To date, Nauticus’ principal sources of liquidity have been proceeds received from the issuance of debt, equity funding from its principal owners and cash flow from operations.

At this time Nauticus does not generate sufficient revenue from its sales of subsea robots, services, and software to cover operating expenses, working capital and capital expenditures. However, Nauticus expects funds raised in a Business Combination from a merger agreement with CleanTech Acquisition Corporation, a special purpose acquisition company, including the PIPE private placement, to fund cash needs. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of the Post-Combination Company’s common stock subsequent to the Business Combination. If Nauticus raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Nauticus Common Stock. The terms of debt securities or borrowings could impose significant restrictions on Nauticus’ operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

Nauticus has incurred negative cash flows from operating activities and losses from operations in the past as reflected in its accumulated deficit of $46.7 million as of June 30, 2022. Nauticus had total current assets of $14.6 million and total current liabilities of $34.0 million as of June 30, 2022. Management believes cash on-hand, including the funds raised in the Business Combination, together with revenue from the Company’s existing and new contracts will be sufficient to meet its obligations for at least one year from the filing date of this document.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Year ended December 31,		Six months ended June 30,
	2021	2020	2022	2021
Net cash provided by (used in):
Operating activities	$(5,923,190)	$(4,499,775)	$(9,910,414)	$(3,812,057)
Investing activities	$(922,487)	$996,482	$(3,080,199)	(3,008)
Financing activities	$24,500,364	$2,539,909	—	$6,339,256

Operating Activities

For the year ended December 31, 2020, net cash used in operating activities was $4.5 million. The primary factors affecting Nauticus’ operating cash flows during this period were Nauticus’ net loss of $7.2 million, offset by a customer advance of $1.8 million, non-cash expenses of depreciation and amortization of $0.4 million and stock-based compensation of $0.4 million, the non-cash impact of lease accounting implementation of $0.2 million, and net cash outflows of $0.2 million from changes in operating assets and liabilities.

For the year ended December 31, 2021, net cash used in operating activities was $5.9 million. The primary factors affecting Nauticus’ operating cash flows during this period were its net loss of $15.1 million offset by the noncash loss of $9.5 million related to extinguishment of debt, non-cash expenses of stock-based compensation of $0.4 million, depreciation expense of $0.4 million, a $2.3 million increase in accounts payable and accrued liabilities and a $1.4 million reduction in contract liabilities.

For the six months ended June 30, 2022, net cash used in operating activities was $9.9 million. The primary factors affecting Nauticus’ operating cash flows during this period were its net loss of $6.9 million, accounts receivable of $0.8 million, inventories of $2.4 million and other assets of $1.4 million offset by non-cash expenses of stock-based compensation of $0.4 million, depreciation expense of $0.2 million, amortization of debt discount of $0.3 million, $1.0 million increase in accounts payable and accrued liabilities and a $0.4 million reduction in contract liabilities.

Investing Activities

For the year ended December 31, 2020, net cash provided by investing activities was $1.0 million primarily due to the proceeds from short-term investments.

For the year ended December 31, 2021, net cash used in investing activities was $0.9 million due to the purchase of equipment.

For the six months ended June 30, 2022, net cash used in investing activities was $3.1 million due to the purchase of property and equipment.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $2.5 million. The primary factor affecting Nauticus’ financing cash flows during this period were proceeds from a notes payable of $3.0 million offset by payments of notes payable of $0.5 million.

For the year ended December 31, 2021, net cash provided by financing activities was $24.5 million. The primary factor affecting Nauticus’ financing cash flows during this period were proceeds from a notes payables of $25.0 million offset by payments on notes payable of $0.5 million.

For the six months ended June 30, 2022, the Company had no net cash provided by or used for financing activities.

Contractual Obligations

Contingently Convertible Promissory Note

The following promissory notes were amended as of December 16, 2021 to allow the note to be converted into Nauticus common stock as of the closing date of the Business Combination between CleanTech and Nauticus. The notes also include an option permitting the notes to be converted into shares of preferred stock in the event of an additional financing by Nauticus. More information about each of these notes is included in Note 4 to Nauticus’ financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this filing.

Schlumberger Technology Corp. Contingently Convertible Promissory Note — In July 2020, the Company issued an unsecured convertible promissory note to Schlumberger Technology Corp. in the amount of $1,500,000, bearing interest at 4.25%, and was amended to extend the maturity date to December 31, 2022.

Transocean Inc. Contingently Convertible Promissory Note — In December 2020, the Company issued an unsecured convertible promissory note to Transocean Inc. in the amount of $1,500,000, bearing interest at 10%, and was amended to extend the maturity date to December 31, 2022.

Goradia Capital, LLC Contingently Convertible Promissory Note — On June 19, 2021, the Company issued an unsecured convertible promissory note to Goradia Capital, LLC in the amount of $5,000,000, bearing interest at 10%, and maturing on December 31, 2022.

Material Impact Fund II, L.P. Contingently Convertible Promissory Note — On August 3, 2021, the Company issued an unsecured convertible promissory note to Material Impact Fund II, L.P. in the amount of $5,000,000, bearing interest at 5%, and maturing on December 31, 2022.

In-Q-Tel, Inc. Contingently Convertible Promissory Note — On October 22, 2021, the Company issued an unsecured convertible promissory note to In-Q-Tel, Inc. in the amount of $250,000, bearing interest at 5%, and maturing on December 31, 2022.

Term Loan Credit Agreement

RCB Equities #1, LLC Term Loan Credit Agreement — On December 16, 2021, the Company entered into a Term Loan Credit Agreement with RCB Equities #1, LLC (“RCB”) in the amount of $15,000,000 to provide funds for the Company’s working capital and general corporate purposes. The note bears interest at 13% per annum and is payable in 18 monthly installments of interest only through its maturity date of June 16, 2023. A 2% commitment fee totaling $300,000 was paid upon loan inception and is presented as a debt discount. There is also a 5% exit fee totaling $750,000 is payable at the maturity date and is being accrued over the note term. The effective interest rate on the loan is approximately 17.7%.

Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation. More information about each of this lease is included in Note 6 to Nauticus’ financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this filing.

Off-Balance Sheet Arrangements

As of June 30, 2022, Nauticus has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Related Party Transactions

As of June 30, 2022, Schlumberger owns 30% and Transocean owns 31% of the stock of Nauticus. See section above related to Contingently Convertible Promissory Notes above for more detail. In 2020, HMI issued convertible promissory notes to Schlumberger and Transocean, each with an amount of $1,500,000.

There are revenues, accounts receivable balances, and contract asset amounts from Transocean. Refer to Note 11 — Related Party Transactions in Nauticus’ financial statements for the years ended December 31, 2021 and 2020 and Note 9 in Nauticus’ financial statements for the six months ended June 30, 2022 and 2021 included elsewhere in this filing for more details.

Critical Accounting Policies and Estimates

Nauticus prepares its financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts Nauticus reports as assets, liabilities, revenue, costs and expenses and the related disclosures. Nauticus bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Nauticus’ actual results could differ significantly from these estimates under different assumptions and conditions. Nauticus believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation

Nauticus recognizes the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is the vesting period of the award. Nauticus elected to recognize the effect of forfeitures in the period they occur. Nauticus determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Expected Term — Nauticus uses the option’s expected term

●	Expected Volatility — As Nauticus’ stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the robotics and ROV technology industries.

●	Expected Dividend Yield — The dividend rate used is zero as Nauticus has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

●	Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Nauticus Common Stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Based on Nauticus’ early stage of development and other relevant factors, it was determined that an Option Pricing Model (“OPM”), specifically the Black-Scholes OPM, was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Nauticus Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.

Accounting Extinguishments of Debt

The December 16, 2021 modifications of the five contingently convertible notes discussed above were treated as extinguishments of debt for accounting purposes because the conversion options were considered substantive. A loss on the extinguishment of debt totaling $9.5 million was recognized for the difference between the carrying amounts of the notes and their fair values as of the modification date. Because the fair values of the notes included a substantial premium above their face values and the contingently convertible options did not require bifurcation, the premium was recorded to additional paid-in capital.

The fair values of the contingently convertible notes were determined by an independent valuation specialist whose model considered the stated terms of the notes, the Company’s effective borrowing rate for debt having similar terms and valuation of each of the convertible options. The conversion options were valued using the Black-Scholes option pricing model which is impacted by the following assumptions:

●	Expected Term — Nauticus used the expected term of the Notes

●	Expected Volatility — Since there is no public market for the Company’s common stock, the expected volatility for options was determined based on a peer group of publicly traded companies. In evaluating similarity of this peer group, the Company considered factors such as stage of development, risk profile, enterprise value and position within the industry.

●	Expected Dividend Yield — The dividend rate used is zero as Nauticus has never paid any cash dividends on its common stock and at the modification date had no plans to do so.

●	Risk-Free Interest Rate — The risk-free rate was based on the U.S. Treasury yield curve in effect at the modification date for the time until maturity of the notes.

●	CleanTech Stock Price — Nauticus used the publicly traded price of Cleantech’s common stock at the modification date in valuing the conversion option in the event the merger is consummated.

●	Nauticus Stock Price — Nauticus used the estimated fair value of the Company’s common stock as of the modification date.

The Company referenced its recent term loan borrowing with RCB to estimate its effective borrowing rate for debt having similar terms. The effective rate used was 17.7%.

The fair values of each component of the contingently convertible notes were probabilistically weighted to determine the overall fair value of each note. This probability weighting considered the likelihood that the planned merger of Nauticus and Cleantech will be completed, the probability of additional financing as well as the probability of a cash repayment of the notes at maturity if the conversion options are not exercised.

Revenue Recognition

The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee or firm fixed fee) or product sales and typically have terms of up to 18 months. The Company has limited product sales as its core products are still under development. Product sales to date have been for HaloGuard, a red zone monitoring solution we developed.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. The products and services in our contracts are typically not distinct from one another. Accordingly, our contracts are typically accounted for as one performance obligation.

The Company’s performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on the Company’s results of operations.

Cost plus fixed fee contracts are largely used for development projects.

Firm-fixed price contracts provide products or services generally over an agreed upon time frame for a predetermined amount. Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

Service revenue included equipment operating lease income in 2021 recognized based on the contractual cash lease payments for the period.

Performance obligations for product sales typically are satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract liabilities include billings in excess of revenue recognized and accrual of certain unsatisfied performance obligations.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

CleanTech is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of CleanTech Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the IPO closing date, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to Nauticus’ financial statements for the six months ended June 30, 2022 and 2021 or years ended December 31, 2021 and 2020 included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Internal Control Over Financial Reporting

Nauticus has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Nauticus’ ability to report its results of operations and financial condition accurately and in a timely manner.

Nauticus management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Nauticus’ management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls. Nauticus has identified a material weakness in its internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Nauticus’ annual or interim financial statements will not be prevented or detected on a timely basis.

Nauticus identified certain deficiencies in internal control over financial reporting including a lack of segregation of duties within the accounting function and systems, and inadequate procedures for the accounting close process including obtaining information supporting significant accounting estimates and judgments affecting the financial statements on a timely basis. As a result, Nauticus management concluded that a material weakness existed in its internal control over financial reporting. As a result of this material weakness, Nauticus’ management concluded that its internal control over financial reporting was not effective as of December 31, 2021.

To address this material weakness, Nauticus has engaged a technical accounting and financial reporting consulting firm to assist the company with (i) its financial accounting close, (ii) the application of technical accounting literature, (iii) the preparation of its financial statements, and (iv) the independent audit of its financial statements. Nauticus’ plan is to employ additional financial and accounting personnel in key finance and accounting positions. The company has identified some new personnel and expects to secure their full-time employment by the end of third quarter 2022. As of August 31, 2022, Nauticus filled positions of Senior Accountant and Accounts Receivable to remediate this weakness in its internal controls. In addition, Nauticus added a Chief Financial Officer and transition one contracted personnel to Vice President of Accounting to strengthen its internal controls and financial reporting. Nauticus also plans to transition one other current contracted personnel to a position of Corporate Controller. Nauticus is also strengthening internal controls over financial reporting by implementing an Enterprise Resource Planning system (“ERP”), a software used to automate business processes, containing workflows and business rules that ensure process is followed by approved policies, roles, and procedures. The Company expects to complete the ERP implementation by year end December 2022.

The resulting fully integrated system will enhance financial reporting and transactional interfaces. Nauticus will also add RaaS operations personnel as required when the production Aquanauts are completed, commissioned, and put into service. Nauticus’ management will make an assessment of these remediation steps and add additional staff, if necessary to remediate the weakness. In 2022, we expect to complete implementation of a new enterprise resource planning system supporting day-to-day business activities including accounting, procurement, project management, supply chain and operations. Finally, we have taken steps to strengthen our financial close process and ensure information is obtained timelier to support preparation of our financial statements in accordance with U.S. GAAP.

We expect to incur on-going significant costs to meet the corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of the NASDAQ, with which we are not required to comply presently as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time for our board of directors and management and will significantly increase our costs and expenses.

While we believe these actions will address the reported material weakness, we can give no assurance that these will remediate this deficiency in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements and cause us to fail to meet our reporting obligations.

Any failure to maintain such internal control could adversely impact Nauticus’ ability to report its financial position and results from operations on a timely and accurate basis. If Nauticus’ financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if after the Business Combination, Nauticus’ financial statements are not filed on a timely basis, Nauticus could be subject to sanctions or investigations by the stock exchange on which its common stock is listed, the SEC or other regulatory authorities. In either case, it could result in a material adverse effect on Nauticus’ business. Ineffective internal controls could also cause investors to lose confidence in Nauticus’ reported financial information which could have a negative effect on the trading of Nauticus stock.

Nauticus can give no assurances that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to failure to implement and maintain adequate control over financial reporting or circumvention of these controls. In addition, even if Nauticus is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair preparation and presentation of our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Nauticus has not, to date, been exposed to material market risks given its early stage of operations. Upon the significant increase in commercial operations, Nauticus expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.

Foreign Currency Exchange Risk

There was no material foreign currency risk for the six months ended June 30, 2022 and 2021, or years ended December 31, 2021 and 2020.

INFORMATION ABOUT NAUTICUS ROBOTICS, INC.

The following discussion should be read in conjunction with the information about Nauticus contained elsewhere in this prospectus, including the information set forth in Nauticus’ consolidated financial statements and the related notes. Some of the information contained in this section or set forth elsewhere in this prospectus, including information with respect to Nauticus’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Nauticus Robotics, Inc., a Texas corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the post-combination company and its subsidiaries following the consummation of the Business Combination.

Overview

Nauticus Robotics provides 21st century ocean robotic solutions to combat the global impacts on the world’s marine environment. The interconnected, purpose-built product ecosystem of both surface and subsea robots is powered by Nauticus’ autonomous software platform that affords our robots real machine intelligence, not just automation. This approach will transform the industry to an economically efficient and environmentally sustainable model. Nauticus Robotics, Inc. was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014, in the State of Texas. Nauticus’ principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of ocean robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection. This offering permits significant operational flexibility and cost savings over the methods currently deployed in the marketplace.

The full range of Nauticus ocean robot technologies combine to provide unique capabilities heretofore not seen in the commercial ocean market and delivered to the market at substantially reduced cost and reduced environmental footprint. Under the current subsea service paradigm, large vessels are deployed with ROVs/AUVs and supporting equipment to the work area. A large surface presence is required to control the robot through direct teleoperation of the vehicle and through robotic manipulators; including the launch, recovery, and transport of the asset to and from the worksite. Direct contact must be maintained with the ROV to provide the teleoperators with sufficient video feedback and transmit control signals. The direct communication requires a tether that is spooled on the deck and reaches depths in excess of 3,000m. The size of this equipment dictates the size of the surface vessel. A larger surface vessel results in a complex infrastructure that creates additional excessive costs. For example, a larger vessel requires more crew members to manage and operate the vessel while on station at a worksite (including transit to and from the work location. Additionally, from an environmental perspective, the GHG emissions from this style of operation can be as high as 70MT of CO2 per day.

Unlike the current subsea service paradigm, Nauticus’ approach features a system without the need for a high-capacity network (fiber) with a traditional ROV. This allows software and autonomy control most of the actions of the machines through a supervised autonomous acoustic network given that in communication is limited to low bandwidth signaling between our small surface ship (Hydronaut) and Aquanaut. These signals are transmitted through satellite communication or other mobile networks (e.g., 4G/LTE/5G) to a shore-based control center where operators “supervise” the actions of the Aquanaut. However, they are not in real time control as in the current paradigm. With no tether required, the ship only carries the Aquanaut and can, therefore, be much smaller. Smaller ships burn far less fuel and thereby (i) incur significantly less expenses, and (ii) reduce greenhouse gas emissions by a significant margin.

Products and Services

Nauticus’ ocean robotic ecosystem is headlined by the Company’s flagship product, Aquanaut, a vehicle that begins its mission in a hydrodynamically efficient configuration which enables efficient transit to the worksite (i.e. operating as an autonomous underwater vehicle, or AUV). During transit (operating in survey mode), Aquanaut’s sensor suite provides capability to observe and inspect subsea assets or other subsea features. Once it arrives at the worksite, Aquanaut transforms its hull configuration to expose two work-class capable, electric manipulators that can perform dexterous tasks with (supervised), or without (autonomous), direct human involvement. In this intervention mode, the vehicle has capabilities similar to a conventional Remotely Operated Vehicles (ROV). The ability to operate in both AUV and ROV modes is a quality unique to Nauticus’ subsea robot and is protected under a US Patent. To take advantage of these special configuration qualities, Nauticus has developed underwater acoustic communication technology, called Wavelink, Nauticus’ over-the-horizon remote connectivity solution, that removes the need for long umbilicals to connect the robot with topside vessels. Eliminating these umbilicals and communicating with the robot through acoustic or other latent, laser, or RF methods reduces much of the system infrastructure that is currently required for ROV servicing operations and is at the heart of Nauticus’ value proposition.

The Argonaut, a derivative product of the Aquanaut, is aligned at non-industrial, government applications. This vehicle embodies many of the Aquanaut’s core technologies but varies in form and function necessary to perform specialized missions.

The component technologies that comprise the Aquanaut are also marketable to the existing worldwide ROV fleet. Aquanaut’s perception and control software technologies, combined with its sensor platform and electric manipulators, can be retrofitted on existing ROV platforms to improve their ability to perform subsea maintenance activities.

Nauticus’ robotic systems will be delivered to commercial and government customers primarily through a Robotics as a Service (“RaaS”) subscription business model (a business model planned for future commercial services but not yet implemented), but also as direct product sales, where required — such as to the defense industries.

Nauticus’ mission is to disrupt the current ocean service paradigm through the introduction and integration of advanced robotic technologies. These key technologies are autonomous platforms, acoustic communications networks, electric manipulators, AI-based perception and control software, and high-definition workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs over conventional methods.

Nauticus’ portfolio of robotics systems include:

●	Aquanaut. The Aquanaut is designed to be launched from shore or off the back of an autonomous surface vessel to operate as a free-swimming subsea vehicle that is controlled through an acoustic communication system and capable of performing a wide range of inspection and manipulation tasks. The defining capability of Aquanaut is to operate in two separate modes — Inspection and Intervention. The Inspection mode involves the use of sensors during vehicle transit and the Intervention mode uses work class manipulators (Nauticus’ Olympic Arms) to perform work in the subsea environment.

The Aquanaut will be offered through RaaS (a business model planned for future commercial services but not yet implemented) and through direct sales to strategic clients. Nauticus has produced two units, one developmental and one is under contract in service with a Department of Defense customer. Three units are in production and were expected to be completed by the end of the third quarter of 2022. However, due to supply chain disruptions one of the Aquanauts is to be delivered in Q4 2022 and the remaining two (2) Aquanauts are to be delivered in Q1 2023 and commissioned in early 2023. The current production timeline for a single Aquanaut is six months, but Nauticus expects that timeline to decrease to three months in coming years, with production efficiency gains and economies of scale. Nauticus expects that it will be able to sell, lease, or add to its commercial service fleet each Aquanaut within a maximum of 90 days of completed production.

●	Argonaut. A derivative of the Aquanaut vehicle is the Argonaut which has enhanced capabilities for transit and autonomous operations. This vehicle has been orchestrated to provide Nauticus’ government-facing customers with the capabilities to perform their specialized mission scenarios. The Argonaut is completing final assembly in our facility. Upon completion, expected in the third quarter of 2022, the first Argonaut vehicle will undergo commissioning in the Gulf of Mexico leading to its acceptance by the customer, a Large Confidential Government Contractor, for further use in US government applications. Specifically, this vehicle will be used by a Large Confidential Government Contractor, in conjunction with Nauticus, to perform under a current contract. This product and other variants are already available for direct sales to U.S. Department of Defense entities, contractors, and is planned for future commercial services through a RaaS contract for ongoing services.

Since there is very little difference between Argonaut and Aquanaut except for the outer mold line (“OML”), and minor navigational and other sensors, the current production timeline for a single Argonaut is also six months. But Nauticus expects that timeline to similarly decrease to three months in coming years. Nauticus expects that it will be able to sell or lease an Argonaut within 90 days of completed production.

●	Olympic Arm. An all-electric, work-class manipulator built to serve ROV and hovering and resident AUV markets, providing an electric advantage that allows for more perception-driven decision making for semi-autonomous tasking. The current existing hydraulic solutions are undesirous for both operating costs and environmental concerns. Fully electric systems that make use of advanced sensing and control techniques will increase reliability and reduce time-on-task (vessel days saved). Further the all-electric architecture helps prevent hydraulic oil spills for the current offering for more environmentally sensitive areas. (e.g., North Sea, Canada, etc.).

The Olympic Arm is currently offered as both a standalone product and as a component to both the Aquanaut and in future models of the Argonaut. As such, the Olympic Arm is offered both through direct sales and is planned for future commercial services through RaaS. As a standalone product, Nauticus is preparing to deliver the first unit to the first customer, IKM Subsea, followed by a second unit to an additional customer by the end of the first quarter of 2023. The current production timeline for a single Olympic Arm is two months, but Nauticus expects that timeline to decrease to one month in coming years, with production efficiency gains. Nauticus expects that it will be able to sell or lease an Olympic Arm, or incorporate it into an existing product order, within 90 days of completed production.

●	ToolKITT. This software suite is a multi-layered, multi-tool, software platform that can operate the Aquanaut, Argonaut, Olympic Arm, or other 3rd party ocean robotic vehicles through all mission phases. Its capabilities include navigational guidance, vehicle, and manipulator control as well as perception and planning and execution of tasks. ToolKITT is currently generating revenue through a Defense Innovation Unit contract. Under this contract, the ToolKITT operates and controls a 3rd party ROV called a VideoRay Defender (a “Defender ROV”) to perform a set of tasks in support of subsea defense operations. Upon the successful completion of this contract, Nauticus will have the opportunity to license ToolKITT to the U.S. Department of Defense for use on their existing fleet of Defender ROVs.

●	Hydronaut. A small, optionally crewed autonomous surface vessel that will support the real-time operations of Aquanaut in long range and deep water commercial applications. Hydronaut will ferry Aquanaut to and from the worksite and support battery recharging and the over-the-horizons communications link to shore.

The first Hydronaut is currently fulfilling charter days for a Large Confidential Government Contractor, related to a Department of Defense customer. The lease agreement for Hydronaut 1 was based on a usage rate of $6,000 per day, with no fixed number of operational days, beginning on January 31, 2022. Through the four months ended April 30, 2022, the vessel had only been utilized three (3) days for a total revenue of $18,000. Hydronaut will support the RaaS model, when implemented, for Aquanaut. Nauticus will also independently offer Hydronaut through RaaS, when available, and currently offers Hydronaut through direct sales. Nauticus currently has one Hydronaut in service. It also has two more Hydronauts in production with Diverse Marine, in the UK, which were expected to be completed by the end of the first quarter of 2023. However, due to supply chain disruptions the two Hydronauts are expected to be completed and commissioned in Q2 2023. Nauticus expects that it will be able to sell, lease, or add to its commercial service fleet, a Hydronaut within 90 days of completed production.

Nauticus has an experienced team with deep operational expertise in bringing emerging technologies to market. Nauticus’ engineering and design efforts are led by a highly experienced robotics team with over 200 years of cumulative robotics experience. Nauticus’ core engineering team has been working together for over 10 – 15 years and has designed and deployed advanced robotics systems for both public and private market applications.

Nauticus’ engineering process is a blend of Agile principles and a traditional phase-gate development workflows. The nature of robotics is highly intra- and multidisciplinary, containing both hardware and software components and requires a blend of both design methodologies. On the hardware side, Nauticus has created two design workflows (Standard Design and Simplified Design) that allow for quick-turn development as well as rigorous and detailed engineering work. Nauticus has also implemented a modified Agile Scrum workflow that allows for continual delivery of value, ability to change priorities, and resolve problems quickly.

Nauticus’ principal executive offices are located at 17146 Feathercraft Lane, Suite 450, Webster, TX 77598. Our telephone number in the USA is (281) 942-9069. Additional company and product information is available at www.nauticusrobotics.com.

Current Operations and Transitions

Nauticus Robotics is transforming from a business where revenue was primarily generated through engineering service contracts, with both government and commercial customers, to a company that performs subsea robotic services through various technology-based products. Aquanaut is currently under a services contract with the government, through a Large Confidential Government Contractor, as a robotic platform for a government customer. In addition, Hydronaut 1 is also chartered under a Large Confidential Government Contractor, for program operations as a surface support vessel during Aquanaut subsea testing. The Olympic Arm product is being commissioned for its first delivery to IKM Subsea for acceptance testing under a purchase order agreement. The ToolKITT software is currently undergoing testing and trials with the Defense Innovation Unit on the VideoRay Defender ROV platform. The successful outcome of this testing will lead to the deployment of ToolKITT on the existing Defender ROV fleet (possibly resulting in 99 licenses) used by the U.S. Navy. These initial orders substantiate our belief that these products are emerging into a revenue generating status, although it is recognized by Nauticus that further commercial maturity will be required as these products are introduced and scaled into the market. The status of these products is “early stage” since the development of commercial success is concomitant with further improvements to these products based on additional market feedback.

Nauticus Robotics has successfully performed under previous projects and continues to advance subsea vehicles, manipulation, and autonomy technology space. Nauticus leverages its relationship with advanced technology areas of the U.S. Department of Defense to improve the capabilities of its products and advance their state-of-the-art.

Nauticus currently uses its surface vessel, the Hydronaut, for transport and communications node for the Aquanaut as it performs subsea tasks. This paradigm substantially reduces the size of the surface expression of the support infrastructure and thereby significantly reduces burning of hydrocarbon fuels during the work campaigns. Using these substantially smaller support vessels, with far fewer crew members (and eventually zero crew members), dramatically reduces costs. The autonomous/semi-autonomous operating modes of vehicles like the Aquanaut improve robot performance and reduce the time for task completion. Each of these key operational characteristics improves the efficiency of the service delivery and makes for a more environmentally sustainable operation.

Industry Background

Evolution of Aquatic Robotics

The modern ocean robotic vehicles known as unmanned underwater vehicles (UUVs) can be traced to work performed by the US Navy in the 1960’s. As this technology developed through the 1970’s and 80’s, the oil and gas industry began to utilize this technology to support exploration projects in water depths that exceeded the capability of human divers. Since these beginnings, remotely operated vehicles (ROVs) and autonomous underwater vehicles (AUVs) have expanded their reach into many fields beyond the ocean energy marketplace. These robotic vehicles have played a key role in exploration and discovery as well as ocean rescue missions. Today, these vehicles are routinely used to perform a wide variety of tasks in support of many fields of use including offshore wind energy and aquaculture.

UUVs generally have two missions: data gathering or manipulation. They are operated in two distinct classifications — remotely operated or autonomous. The current vehicle designs are optimized and limited to performing one mission or the other. The long-range observation and data gathering missions are often oceanographic data, communication cable inspections, or subsea topographical surveys. These vehicles are usually AUVs and are non-hovering, tetherless ’submarine shaped’ hulls optimized for long range cruising. Not only do these platforms neglect any manipulation, it also makes them less than ideally suited for tasks requiring high maneuverability. There are some hovering AUVs and even some that offer limited manipulation. However, these hydraulic arms are very rudimentary add-on features incapable of complex coordination or more advanced concepts like goal directed, impedance-force control.

On the other hand, most manipulation missions are performed by ROV designs. These tethered robots are specifically aimed at subsea manipulation which are attached to topside support vessels for power and communication. As such, they take advantage of high data rates and the power rich environment afforded by the tether. Although operator fatigue is a notorious problem, most ROV operators are paid ‘by the hour’ and that has unfortunately held down advancing the state of the art in operational efficiency, control, or manipulation sophistication. And it is these exact technology advancements that are required in a communication poor, power limited environment.

There is an emerging need for the hybrid operation: a highly maneuverable platform that can perform manipulation work and also travel efficiently for tens of kilometers. This might include deployment from shore or from some other vehicle and then traveling large distances to then perform manipulation or observation work or both.

Market Opportunity

Although AUV and ROV technology has progressed over the years, the fundamental solution architecture has not changed from its beginning. Servicing missions at depth requires a large surface ship and for intervention tasks, tether spooling systems to be mounted and controlled from the vessel. Beyond the obvious mobilization/demobilization and operating costs of the ship, the tether system introduces its own set of operational challenges and constraints to account for entanglement and sea current-induced disturbances. The size and complexity of the tether system contributes to the size requirements of the vessel. The current paradigm typically includes onboard crew to operate the ROV, further increasing the vessel requirements. The current architecture drives the high cost of this service through the large size of the surface vessel combined with the encumbrance of the connecting cable between the surface vessel and the ROV.

The Nauticus Robotics solution addresses the primary factors that drive the cost of the current servicing paradigm. Eliminating the need for the several thousand meters of cable and therefore the onsite vessel and people using acoustic communications substantially reduces the cost of operations. In addition to removing the cost and maintenance of the cable, the surface vessel does not need to accommodate the size and complexity of this system, reducing its size and associated cost. Reducing the size of the surface vessel yields cost savings through reduced crew and vessel operating cost. Importantly, reducing the size of the surface vessel also substantially reduces the carbon expression during servicing operations.

Removing the cable, which provides high bandwidth communications between the surface and the ROV, while still performing dexterous manipulation tasks has been a central technical achievement of Nauticus Robotics. Increasing the autonomy of the ROV through artificial intelligence enables the full set of capabilities required by the market but achieved through low bandwidth data links. In this new control paradigm, high-bandwidth teleoperation gives way to low-bandwidth supervised autonomy. Taking the responsibility for robotic interventions from a real-time operator and placing it with the robot itself also improves performance of the system by reducing task completion times. This benefit results when the robot, not the operator, compensates for local disturbances while completing tasks in the workspace.

Another key benefit provided by Nauticus Robotics’ Aquanaut is its unique ability to transform its hull to optimize performance during different phases of the mission. The AUV-style, hydrodynamically efficient hull configuration enables the robot to traverse long distances when performing subsea pipe or cable inspections. After this transit, the vehicle can transform its shape to expose workclass-capable manipulators to interact with its environment. This ability to transit long distances and then perform manipulation tasks is enabled by both the vehicle design as well as the freedom from a cabled surface connection. This unique capability of the Aquanaut brings new capacity to subsea robotic interventions and further disrupts the status quo.

Nauticus Robotics believes that these new technical advances will redefine how ocean intervention services are performed. However, it is possible that these beliefs will prove incorrect. For additional discussion of risks relating to operational and financial projections, please see “Risk Factors — Nauticus’ operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, Nauticus’ actual operating results may be materially different from its forecasted results.”

The new and unique capabilities of the Aquanaut represent a significant market opportunity for Nauticus Robotics to disrupt the ocean services marketplace, especially given the lack of comparable systems.

The market for this technology is vast and covers several independent market segments including offshore renewables, oil & gas, telecommunications, aquaculture, mining, defense, ports, and shipping just to name a few. The worldwide energy (O&G & Wind) IMR services market is projected to grow based on aging assets with O&G, and asset growth with Offshore Windfarms.1 Over the next 4 years, there will be tremendous growth of wind farm infrastructure installed into the global offshore market.2 Currently, 25GW of offshore renewables are installed off the coast of Europe with expectations to double by 2030. The Biden Administration announced the installation of 30GW of offshore renewables by 2030 to be installed off American shores. In total, that would include around 15,000 more wind turbines to be installed in just the United States and Europe. Today these markets are served by service companies offering Vessel based services with the cost of these services being split substantially on the cost to operate the vessel over the ROV.

[1]	Source: https://www.westwoodenergy.com/reports/world-rov-operations-market-forecast-2019-2023.
[2]	Source: https://gwec.net/global-offshore-wind-report-2021/.

Overall, the Defense market is expected to perform strongly in the next 5 years as geopolitical tensions continue to indicate that peer competitor and near-peer competitor engagements are likely in the ocean domain. The U.S. Department of Defense periodically issues Offset Strategy reports that summarize strategic planning and analysis as guidance for future technology investments. As highlighted in the 3rd Offset Strategy, unmanned systems especially in the maritime domain will be front and center and see heavy investment. Highlighted by the inherent stealth of the undersea domain presents, this will see sharp increase in development spending and acquisitions. In general, the geo-political tension drives defense spending for reconnaissance and covert littoral battlefield, and deepwater assets such as Aquanaut and our customers have affirmed this belief. COVID-19 has had a minimal effect on defense spending on our products. We have seen some increase in discretionary spending even while COVID-19 has caused a decrease in government spending in other areas. We do not expect a reduction in spending from supporting agencies.

The use of technology like Aquanaut is a significant topic in port security and management but is difficult to properly assess through industry reports alone. Due to this, our findings through target customer interactions is the size of the port and security market and expected adoption in the next 3 – 5 years will be substantial. As a point of reference, there are over 800 major ports worldwide and Aquanaut can address the work required to assess port seabed conditions, vessel hull anomalies, sensor placements and retrievals, change detection monitoring and unauthorized vessel detection. We plan to have multiple service offerings for the Port and Harbor Security Market through vehicle sales and leases to the customer, including all equipment necessary to conduct Aquanaut missions. This will lead to Autonomy as a Service, using the ToolKITT and a behavior development license agreements for our customer base. Aquanaut is an excellent multi-tool, but many of the ‘tools’ required for the vehicle are software based. Due to the specific nature of security requests, we believe that custom development will be a requirement. We plan to provide over the air updates from our Houston based engineering team will ensure that vehicles are equipped and qualified with the latest behaviors in our autonomy framework. We believe we will have a residual revenue opportunity through a long term license for the autonomy updates.

Aquaculture is expected to increase significantly. With the world’s population on course to reach 9.7 billion by 2050, the global demand for protein is expected to grow by 40%.3 One way to meet our protein needs is to sustainably maintain both wild fish reserves and farmed fish. Furthermore, the rising trend of smart fishing and the increase in seafood trade is also propelling the demand for aquaculture products. Major factors driving the growth of the market include rising demand for protein rich aqua food across the world, rapid adoption of advanced technologies — IoT, artificial intelligence (AI), feeding robots, and underwater remotely operated vehicles (ROVs) on aquaculture farms; increasing investment and rising R&D expenditure in aquaculture technology worldwide; and the growing popularity of land-based recirculating aquaculture systems.

The most addressable portion of this market today is associated with how Salmon is farmed in both Norway and Chile, South America. Regular net cleaning is important to maintaining the health of the fish and the current man in the loop semi-automated cleaners damage the netting over time and nets break. When the nets break the fish are lost, but the farmers are also fined for allowing farm fish to escape into the wild population of fish. Aquanaut-type and Aquanaut technologies could reside within the farm, clean the net more regularly, in a less aggressive manner that reduces net wear. This robot could also use its machine vision technology to measure and classify the net wear characteristics over time which would trigger preventative maintenance in order to avoid nets break, and by doing so avoid the fine.

The Nauticus Robotics Solution

We are developing a portfolio of ocean robotic vehicles and manipulators controlled by our multi-layered software suite. This software provides sensed perception of the environment combined with guidance, navigation, and control of the vehicle. Additionally, the software suite provides cutting-edge intelligence to control the dual arm manipulators to perform dexterous tasks. Complex task execution without a high-bandwidth tether to the robot necessitates a command-and-control architecture that permits local command authority as well as a level of self-sufficiency to execute high-level, human-directed tasks. Many studies have demonstrated that naive implementation of autonomy can result in opaque systems unless a focus of the system architecture is the interdependence between human and robotic system. Besides basing our success metrics on operator mental burden, advances in three key areas will differentiate this architecture. Those areas are automatic task planning, probabilistic-based perception, and novel data compression.

[3]	Source: Henchion M, Hayes M, Mullen AM, Fenelon M, Tiwari B. Future Protein Supply and Demand: Strategies and Factors Influencing a Sustainable Equilibrium. Foods. 2017;6(7):53. Published 2017 Jul 20. doi:10.3390/foods6070053.

Our technological innovations also include:

●	A subsea vehicle that can transform its hull shape from a hydrodynamic transit vehicle to a working ROV mode that exposes two workclass manipulators

●	A multi-layered software subsystem that handles vehicle control, perception, and manipulation that are supported through machine learning paradigms

●	An acoustic-based mesh network communication system that provides multi-point communication capabilities between multiple subsea vehicles and the sea surface

We believe the primary drivers towards the adoption of Nauticus Robotics’ products include:

●	Substantial reduction in the cost to deliver subsea inspection, maintenance, and repair services will yield disruptive cost savings to customers

●	Reduced carbon footprint provided by the reduction in size of the surface vessels required to perform work

Reduced number of crew exposed to offshore work hazards

●	Additional cost savings through fewer vessel days due to improved operational efficiencies

●	Reduction of hydraulic fluid leaks

We believe the benefits of our robotic systems will have clear implications across many industries including offshore wind, port security, aquaculture, traditional energy, subsea mining, and telecommunications.

Competitive Strengths

Differentiated and Proprietary Technology

Several key technical advances underpin the Nauticus Robotics ocean technology and service offering. Namely, an acoustic communication protocol and capability to control ocean robots and perform complex tasks without the need for a high-bandwidth, cabled connection between the operator and robot. The freedom from constraining tethers enables a freedom of movement that is unprecedented in previous ocean robotic archetypes. Taking advantage of a tetherless control paradigm motivates a vehicle that can transit long distances and then interact with objects in the workspace. This new type of subsea robotic archetype, which we call an Autonomous Underwater Robotic Vehicle (AURV) is capable of a changeable hull configuration that is efficient for transit and then transforms to expose manipulators used to perform tasks at a designated worksite. This new robotic vehicle archetype is protected for Nauticus Robotics by US patent.

Early Mover Across Key Markets

Nauticus Robotics has market tested its product portfolio through demonstrations to potential customers and discussions with industry leaders in the target markets. Prospective customer response has been positive and this has been reflected in the numerous paid studies under contract with major energy customers to detail the Nauticus solution to their use cases. Nauticus Robotics has organized an Advisory Panel with high-level representatives from commercial and defense markets that also serves as a focus group to test and guide Nauticus product development activities. Each of these members have offered their positive feedback regarding product features and capabilities.

Visionary and Experienced Management

We have an experienced team with deep operational expertise in bringing emerging technologies to market. Our team is led by Nicolaus A. Radford, our Chief Executive Officer who has over 20 years of experience with robotics and technical leadership. Our engineering and design efforts are led by a highly experienced robotics team with over 200 years of cumulative robotics experience, with our core engineering team trained in high-tech robotics at NASA and working together for over 15 years.

The nominees for the board of directors of the post-combination company have extensive experience across a wide array of disciplines including the industries that Nauticus intends to serve. This technical and commercial expertise will guide the production and delivery of complex hardware and software solutions to the market. For more information about the expected composition of the board of directors following the consummation of the Business Combination, see the section entitled “Management of the Combined Company.”

Strategic Collaborators

We collaborate with market leaders in complementary technologies such as energy storage and sensors while nurturing market relationships with key customers. Our collaborations with high profile industry leaders provide valuable feedback that we believe will enhance our early mover advantage. We also expect that these relationships will provide us enhanced credibility and better lead generation and conversion of additional potential customers.

Growth Strategy

The key elements of our growth strategy include:

Accelerate the Development of our Robotic Systems

Nauticus Robotics is committed to the development of a complete ocean eco-system of robotic technologies. Each product is developed from an advanced automation perspective with focus on increased performance, lower cost, and environmentally friendly operations. The Nauticus product portfolio includes a new archetype of subsea vehicle, the AURV we call Aquanaut, that can change its configuration to optimize performance during various transit and manipulation phases of the mission. Our expertise in dexterous manipulation supports the deployment of electric, subsea manipulators that will be used by Nauticus for its own vehicles, but that also address a market need to retrofit existing ROV’s with manipulators that have both workclass strength and reach envelopes. ToolKITT integrates total robot and vehicle functions that simplify operational control through ‘mouse clicks’, not joysticks. This superior approach to operational control of robots reduces both task times and mission cost. The Nauticus acoustic communication technology serves as a many-to-many data connection between multiple mobile assets in the marine environment. This technology enables multiple robotic actors to participate in complex servicing activities with over-the-horizon control by remote operators. These products combine to minimize mission execution cost, enhance safety, and enable the application of state-of-the-art robotic technologies to the needs of the ocean customer.

Continued Investment in Innovation

We will continue to invest significant resources in developing proprietary technologies across hardware, firmware, software, and controls to commercialize our robotic systems. We expect our research and development activities to focus on various sizes of vehicles and manipulators to meet different market needs. Improving network data communication to include both acoustic and optical modalities that optimize bandwidth over the near and far range is also a part of the development roadmap.

Our Product Platforms

We expect to offer a range of robotic systems that draw on our intellectual property, years of expertise, and innovative core technologies.

Aquanaut

The Aquanaut represents a new type of subsea vehicle that takes advantage of new subsystem technologies to bring best-in-class performance to the ocean realm.

We believe the following to be the key capabilities of the Aquanaut:

●	Transformable hull design that enables efficient operations in transit (AUV mode) and at the worksite (ROV mode)

●	All-electric design for both propulsion and manipulation

●	Capable of operating under supervised autonomy and fully autonomous vehicle control modes

●	Multi-modal sensor suite capable of creating a high resolution 3-D map of the near-space environment to support manipulation

●	Onboard navigation that enables extended transit to a worksite

Hydronaut

An 18m long, optionally crewed vessel that will support the real-time operations of Aquanaut in commercial applications. Hydronaut will ferry Aquanaut to and from the worksite and support battery recharging and the over-the-horizons communications link to shore.

ToolKITT

ToolKITT is a cloud software platform consisting of interrelated products for ocean sensing, manipulation, autonomous behaviors, survey, search & recovery, and manual intervention. This functionality encompasses robotic controls, user interfaces, sensor integration, simulation, data analysis, and communication frameworks purposely built to enable work subsea. This software unifies all of Nauticus’ products into a single control architecture. This system includes a communications middleware that orchestrates vehicle activities, performs updates, and enables multi-agent interaction and mission planning. However, the software platform can also be used across other robotic platforms in the ocean space and, theoretically, outside of the ocean domain as well.

This product embodies a complete command and control suite of software components that provide the intelligence necessary to transit and perform work with minimal interventions. Although the entire suite is comprised of the following components, each one is capable of existing independently, being seamlessly integrated into existing customer platforms and systems:

●	Helmsman — Safe, efficient, reactive, on-board control system for maritime robotic platforms

●	Commander — Mission planning, autonomy, and direct commanding of maritime robotic platforms

●	Wayfinder — Perception-based mapping and world modelling

●	Wavelink — Disruption-tolerant, secure, communication network for maritime robotic platforms

●	Loggerhead — Data collection and analysis for customer data products and diagnostics

Olympic Arm

The Olympic Arm is an all-electric, work-class manipulator built to serve the remotely operated vehicle (ROV) as well as the hovering and resident AUV markets. These manipulators provide an electric advantage that allows for more perception-driven decision making for semi-autonomous tasking. The existing hydraulic solutions cannot achieve this and therefore will be replaced in the pending recapitalization of the market. In other words, fully electric systems make use of advanced sensing and control techniques that will increase reliability and reduce time-on-task (vessel days saved). Further the all-electric architecture helps prevent hydraulic oil spills for the current offering for more environmentally sensitive areas. (e.g. North Sea, Canada, etc). This arm has similar kinematic characteristics to workclass ROV hydraulic arms currently used in the market and can be retrofitted into existing ROV designs.

●	6 – 7 actuated degrees of freedom

●	All-electric design

●	Force sensing and control

●	Autonomous tasking and tool change capability

HaloGuard

The HaloGuard system is a restricted access monitoring and control system powered by deep Learning algorithms that are deployed into hazardous operational areas. HaloGuard is currently deployed for redzone management in offshore platforms.

Competition

Current Solutions:

Ocean Services utilizing AUVs/ROVs are based on vessel companies contracting two ways with clients — Long Term Annual Contracts and Spot Market Contracts. ROV Vessels — the price ranges from $40k/day to $100k/day depending upon specification of vessel with ROVs at $8k/day to $10k/day. These vessel companies either own their own fleet of AUV/ROVs or they subcontract with an AUV/ROV services providers. The mobilization and demobilization costs of the equipment is an additional service fee, the majority of the time. AUVs are utilized within the market differently than ROVs with smaller survey vessels used that do not have crane systems or DP2 position control classification. These types of vessels will cost up to $60k/day with the AUV related costs being between $10 – 20k/day.

Sample of Traditional Energy Market Service Providers:

●	Oceaneering*

●	Subsea 7*

●	Fugro*

●	DOF

●	C-Innovations

●	Helix

●	Saipem*

(*build their own ROVs and buy Hugin AUVs from Kongsberg).

Sample of Platform Manufacturers (Product Sales):

●	Forum

●	TechnipFMC (now moving into services)

●	SMD

●	SAAB

(Products are sold to service providers with a margin rate ranging from 30 – 50%.)

Sample of Autonomous Surface Vessel coupled to Subsea Platform Assets:

●	Ocean Infinity

●	Reach Subsea

●	Fugro

Drawbacks to the current business model:

Contracting is based on discrete services being rendered, and value gets converted into a day rate. There is an emphasis on how the job is done and not what job is done, and it is billable accordingly. For example, the entire work process is broken down into steps and phases and the service contactor bills for each step. There are mobilization costs, trip costs, stand by costs, actual onsite costs, costs for tooling, demobilization costs, etc.

Customers and Partners

Nauticus Robotics is actively engaged in the development of specialized ocean vehicles for the U.S. Government interests. In this work, we are teaming with a Large Confidential Government Contractor to deliver ocean vehicles that meet the challenging objectives of the US Services. At times, we are a direct performer for the Defense Advanced Research Projects Agency for the development of advanced ocean capabilities.

For go to market in commercial ocean services, Nauticus Robotics has teamed with local service providers in the North Sea to leverage their relationships with customers operating in this active region for ocean energy services. Through our investment relationship with both Transocean, Inc. and Schlumberger, we have in place a global footprint of opportunities to pursue and infrastructure that can be leveraged to expedite service deployments.

Customers

Nauticus Robotics currently has developed two models of subsea robots — Aquanaut and Argonaut. The vehicles both exhibit the ability to traverse long distances, transform its hull to expose dual robotic manipulators, perform robotic tasks, and then return to the launch site or other predetermined location. The Aquanaut is designed to meet commercial requirements related to performing inspection, maintenance, and repair work in subsea oil and offshore wind energy applications. Its capabilities also satisfy the requirements established for port security and maintenance, aquaculture, and telecommunications or subsea mining markets. In this setting, the vehicle performs a variety of tasks, including inspection, maintenance, and repair of customer assets. The Argonaut is designed for a different mission set that is driven by the needs of the U.S. Department of Defense. The Argonaut is distinguished from the Aquanaut in several ways, but most importantly, this vehicle is capable of extended range during transit. Other distinguishing features include a different sensor complement and improved autonomous behaviors. Nauticus has created two separate vehicles for two important markets in order to allow each vehicle to evolve to meet the requirements of their respective market. But more importantly, the Argonaut contains technology that makes it ITAR restricted whereas the Aquanaut does not contain such technology.

The Aquanaut is currently under contract, through Nauticus’ subcontract with a Large Confidential Government Contractor, for a government customer. The initial Aquanaut commercial fleet is planned to begin deliveries to the United Kingdom in the fourth quarter of 2022, where it will be tested and qualified in the North Sea. The two (2) remaining Aquanauts are to be delivered in the first quarter of 2023. Initial opportunities for commercial work will be through Ramfjord Technologies and/or Stinger Technology. Nauticus Robotics has executed a Memorandum of Understanding (MOU) with both of these companies to pursue opportunities in the North Sea.

In addition, Transocean, Inc., the world leader in offshore drilling for oil exploration and production, has been an invested partner with Nauticus since 2018. Opportunities to deploy Aquanauts off Transocean drilling rigs has already been extensively discussed between Nauticus and Transocean.

The first Argonaut is in testing and is scheduled for acceptance in late 2022 by a Large Confidential Government Contractor. The Argonaut is outfitted with special sensors and equipment to support its deployment on specialized missions for various U.S. defense and intelligence agencies.

Nauticus also plans to leverage its Collaboration Agreement with a Large Confidential Government Contractor to pursue business opportunities in these markets. The Collaboration Agreement was entered into on December 4, 2020, for a term of two years. The Collaboration Agreement covers the design, integration, and assembly of a modified vehicle and integrated systems.

The Collaboration Agreement serves to give Nauticus Robotics access to classified markets within the government and defense industries. This access to the classified markets is greatly simplified by the Collaboration Agreement as at present Nauticus does not easily possess access to this particular customer base, which includes U.S. government intelligence agencies. The Collaboration Agreement subsequently will foster and provide Nauticus with greater access to contracts with U.S. government agencies and entities (among other opportunities within the classified defense/governmental arena). The Collaboration Agreement establishes a mutually beneficial arrangement that provides an administrative buffer between Nauticus Robotics and the eventual end customer requiring special security oversight and data controls. This agreement is also competition sensitive. A copy of the Collaboration Agreement is included as Exhibit 10.31 hereto.

In addition to the subsea vehicles, Nauticus has signed a Purchase Agreement with IKM Group in Norway for an Olympic Arm — Nauticus’ all-electric, work-class, subsea manipulators. This robotic arm is set to be delivered to the IKM Group by the end of the third quarter of 2022 and undergo work in Norway. These manipulators are targeted for the existing ROV fleet of commercial subsea service providers, such as Oceaneering International, SMD, and Fugro.

Nauticus has also developed a full featured software stack, called ToolKITT, that provides autonomous and semi-autonomous control modes covering all aspects of subsea vehicle missions. This software, although indigenous to Nauticus’ own subsea vehicles, can also be deployed in existing ROV’s to enhance and expand their operational capabilities. This software is currently showcased in the Defense Innovative Unit contract as the intelligent machine driving the VideoRay Defender ROV. At the conclusion of this contract, Nauticus will have the opportunity to deploy this software system under license to the U.S. Navy for use on their existing Defender ROVs.

Material Contracts

Nauticus has derived significant revenue from its U.S. Department of Defense related contracts and customers. Recently, due to security clearance implications, these contracts have primarily functioned as a subcontractor to a traditional U.S. government contracting company, whereby that Large Confidential Government Contractor administers the contract and handles any sensitive and classified access to the information and mission sets. Most recently, a particular phase of the U.S. Department of Defense program that we have been involved with for a couple of years was subcontracted to a Large Confidential Government Contractor, which began in June 2021 and will run through December 2022. Subsequent phases of this contract will run to mid-2024. This contract is to develop highly advanced autonomous subsea vehicles that provide autonomous navigation and manipulation capabilities for use on Nauticus’ Aquanaut and Argonaut vehicles. In this contracted program, the U.S. Department of Defense has also signalled its intent to purchase an additional Argonaut vehicle from Nauticus for $10.69mm. Additionally, the contract leases the Aquanaut subsea vehicle for data collection, manipulation autonomy, and operational use in support of this program.

Nauticus is also a prime contractor for the Defense Innovation Unit and has a contract to integrate the Nauticus ToolKITT software platform with the VideoRay Defender ROV platform. This software will substantially improve the VideoRay Defender’s autonomy and capability to perform specialized missions for the U.S. Navy.

These contracts mentioned herein are included as Exhibits 10.24 and 10.25 to this prospectus.

In addition to these material contracts, Nauticus is also the counterparty of various manufacturing and supply agreements that are included herein as Exhibits 10.20, 10.21, 10.22, 10.23, and 10.24. A summary of their key terms are included in the chart below.

Exhibit	Agreement	Key Terms
10.20	Battery Supplier Agreement, dated as of January 18, 2021	Purpose: Li-ion subsea battery supply Term: Approximately 1 year from quote to delivery Termination: Contract delivery complete
10.21	Fabrication Agreement, dated as of January 17, 2022	Purpose: Outsourced Manufacture of Aquanauts Term: 9 months (Time and Materials) Termination: 7 days notice
10.22	Construction Agreement, dated February 14, 2022	Purpose: Fabrication of two Hydronaut vessels Term: Approximately 1 year Termination: By written notice, subject to breach of fundamental terms, insolvency, and other requirements therein.
10.23	Commercial Proposal, dated December 6, 2021

Purpose: Purchase of Drix vehicle for use with Aquanaut

Term: Approximately 7 months

Termination: Upon breach (without remedy within 30 calendar days), termination of order, and other requirements therein.

10.24	Defense Innovation Unit Agreement, dated August 10, 2021	Purpose: Purchase order of supplies/services Term: Approximately 24 months Termination: By government with written notice and other requirements therein.

Research and Development

The Nauticus Robotics engineering team includes multi-disciplinary skills in mechanical engineering, electrical engineering, artificial intelligence, systems engineering, and computer science. The technical team is composed of research engineers from NASA’s Johnson Space Center robotics lab and balanced by roboticists from the subsea energy and commercial robotics sectors. Key technical elements of solutions for space robotics are migrated by this engineering team to the ocean realm and applied to the Aquanaut platform. The focus of this team is the development of ocean vehicles that can perform dexterous manipulation with limited and latent communication between the robot and operator.

Our Agile-based research and development processes emphasize rapid prototyping, testing, and design iterations to meet market-driven requirements.

Sales and Marketing

Our commercial sales and marketing efforts will be direct to customers as well as through teaming agreements with complementary service providers. The North Sea, Gulf of Mexico, Southeast Asia, and offshore Brazil are all areas where near term business is anticipated through commitments from customers and service providers. The sales of Argonaut will take advantage of our existing relationships within the defense industry, both direct to government officials as well as through our ability to subcontract through other government contractor organizations.

We intend to operate on a RaaS business model (a business model planned for future commercial services but not yet implemented) for commercial services supported by the Aquanaut platform. This approach emphasizes the recurring revenue model for extended service contracts and transfers customer expenditures from capital to operating expenses.

Manufacturing and Suppliers

As part of the original development of engineering prototypes, Nauticus Robotics has established supplier relationships with key COTS and custom part manufacturers. Consideration is given within our international supply chain for redundancy, where possible. In cases of limited supplier options, Nauticus Robotics initiates procurement early in the manufacturing schedule to mitigate risk of supply interruption.

Currently, Nauticus manages a supply chain with many suppliers that specialize in parts aimed toward subsea vehicles. A shared and key component of Aquanaut and Argonaut subsea vehicles is the energy storage system — a Li-ion battery. There are a variety of suppliers available to provide this battery subsystem. One battery, in particular, that Nauticus uses is from SubCTech, a German company. The batteries are a long lead time item and are ordered well in advance of the time they are required to be integrated into the vehicle. A copy of the most recent SubCTech battery contract is included as Exhibit 10.20. However, there are suitable replacement battery systems, and Nauticus is not dependent on SubCTech necessarily (e.g. Kracken). In the most extreme event that battery suppliers are unable to produce battery packs for Nauticus, Nauticus might and could resort to pulling that subsystem vertical and producing batteries for the subsea vehicles in house. Nauticus has tremendous battery design, manufacturing, and assembly expertise and former NASA energy systems division experts are on staff.

For parts and fabricated components, Nauticus is using an outsourced manufacturing strategy to fabricate Aquanauts (subsea vehicle) and Hydronauts (optionally crewed surface vessel). This strategy reduces in-house manufacturing and allows Nauticus to perform the final integration and functional acceptance test of the Aquanaut prior to shipping. Nauticus has three (3) Aquanauts that are under a fabrication contract with International Submarine Engineering (ISE) a British Columbia, Canadian company. Two (2) Hydronauts are under contract with Diverse Marine in the United Kingdom. The contracts for the ISE Aquanaut fabrication and the Diverse Marine Hydronaut vessel builds are included as Exhibits 10.21 and 10.22.

Nauticus also has a purchase contract with iXBlue (France) to purchase a Drix unmanned surface vessel. This vessel also pairs with the subsea Aquanaut as a communications node in place of the Hydronaut. A copy of the contract is included here as Exhibit 10.23.

As we progress toward production of our ocean vehicles, trade studies will be conducted to identify subassembly outsourcing options that will reduce the number of parts required in-house for final assembly at our facility. We recognize that the outsourcing trades may have advantages in limiting required lease space, tooling, and manpower requirements, but these benefits may be offset by quality control or other issues leading to full in-house assembly of the vehicles. Nauticus Robotics is committed to exploring the options that will lead to the most capital efficient manufacturing process and support our sales driven build schedule.

Government Regulation

In addition to our compliance regarding federal regulations affecting businesses of this type, Nauticus Robotics also maintains compliance with the International Traffic in Arms Regulations (ITAR) and Export Administration Regulations (EAR) governing the sale of our technology products. In addition to these commercial regulations, compliance with the U.S. Department of Defense requirements for safeguarding data and other sensitive information is a main focus of the organization.

Intellectual Property

The ability to obtain and maintain intellectual property protection through patent and trademark filings is important to our business. Nauticus Robotics utilizes a combination of the protections afforded to the owners of patents, copyrights, trade secrets, and trademarks to secure its intellectual property. In addition, Nauticus Robotics requires employment agreements which stipulate IP protections for the company. For external relationships, non-disclosure agreements and other contractual restrictions are used to establish and protect our intellectual property.

Nauticus Robotics will file for patent protection if the invention is believed to be patentable and the resulting patent will be beneficial in protecting the invention in the marketplaces. Consideration is also given, particularly with respect to software, as to the benefits of seeking a patent against the associated market risks of providing public exposure of the invention. In many cases with our software, Nauticus Robotics holds this code and algorithms as trade secrets.

Nauticus Robotics has patented its reconfigurable hull design for subsea vehicles. This approach protects the company’s vehicle configuration that enables it to transit long distances and then transform into a working robot once at the worksite. This capability is key to exploiting the vehicle architecture and its tetherless operational modes. Similarly, Nauticus Robotics has applied for patent protection for its all-electric, workclass robotic manipulators. These manipulators are the first in their market class and utilize specialized actuation systems to achieve the strength performance necessary for workclass systems. Since this application is still in process, there is no assurance that the patent application will be accepted in its present form and may require adjustments to the present claims.

Nauticus Robotics has also filed for protection of our Company name and brand under trademark registration in the United States.

Legal Proceedings

Nauticus Robotics is not engaged in any legal proceedings and there is no legal action anticipated by the company.

Human Capital

Currently, Nauticus employs 90 personnel. These employees can be categorized into the following groups:

●	Management:	11
●	Business Administration:	12
●	Business Development:	2
●	Mechanical Engineering:	13
●	Electrical Engineering:	8
●	Software Engineering:	26
●	Technicians:	16
●	Interns:	2

Facilities

We operate in a corporate and manufacturing facility in Webster, Texas, USA. We currently occupy a facility that is has approximately 30,000 square feet of office, development, and manufacturing space pursuant to a lease that, under options to extend, we expect to expire in April, 2024. Should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.